Exhibit 10.17

17 June 2014

To:

Commonwealth Bank of Australia

Darling Park, Tower 1

Level 22, 201 Sussex Street

Sydney NSW 2000

Attention: Steven Furlong, Vice President—Agency

Dear Steven

We refer to:

(a)

the A$300 million Syndicated Revolving Facility Agreement dated 8 October 2013 between, FOXTEL Management Pty Limited as Initial Borrower, Commonwealth Bank of Australia, Australia and New Zealand Banking Group Limited, National Australia Bank Limited and Westpac Banking Corporation as Initial Financiers and Commonwealth Bank of Australia as Facility Agent (the 2013 Facility Agreement); and

(b)

the Syndicated Facility Agreement to be entered into on or about the date of this letter by FOXTEL Management Pty Limited and FOXTEL Finance Pty Limited as Initial Borrowers, Commonwealth Bank of Australia, Australia and New Zealand Banking Group Limited, National Australia Bank Limited and Westpac Banking Corporation as Initial Financiers and Commonwealth Bank of Australia as Facility Agent (the 2014 Facility Agreement).

Terms defined in the 2013 Facility Agreement (including by incorporation) have the same meaning in this letter unless the context otherwise requires or the relevant term is defined in this letter.

Amendments to the 2013 Facility Agreement

In accordance with clause 17.5 (Instructions to Facility Agent) of the 2013 Facility Agreement, we would be grateful if you could ask the Financiers to confirm that, subject to payment of the consent fee referred to below, they approve the following amendments to the 2013 Facility Agreement (the Amendments):

(a)

in relation to each Funding Portion which is provided or redrawn after the date of this letter with effect from the first day of the next Interest Period for such Funding Portion, clause 7.4 (Margin) of the 2013 Facility Agreement be deleted and replaced with the following:

“The Margin for a Funding Portion will be determined by reference to the table below based on the Total Debt to EBITDA Ratio of the FOXTEL Group as shown in the most recent Compliance Certificate delivered under clause 5.1 of the Common Terms Deed Poll as at the most recent Calculation Date. Any Margin adjustment will take effect on the first day of the next Interest Period for a Funding Portion.

Total Debt to EBITDA	Margin
≤1.5	1.30% p.a.
above 1.5 ≤ 2.0	1.40% p.a.
above 2.0 ≤ 2.25	1.45% p.a.

Total Debt to EBITDA	Margin
above 2.25 ≤ 2.5	1.50% p.a.
above 2.5 ≤ 3.0	1.60% p.a.
above 3.00 ≤ 3.5	1.90% p.a.
above 3.5	2.25% p.a.

”;

(b)	with effect from Financial Close (as defined in the 2014 Facility Agreement) paragraph (a) of clause 13.1 (Commitment fee) be deleted and replaced with the following:

“(a)

A commitment fee accrues at the rate of 45% of the applicable Margin that would apply in relation to a Funding Portion outstanding on the date the fee is payable on the daily amount of the Net Commitment (if any) of each Financier from the date of this Agreement to (and including) the last date of the Availability Period.”

(c)	with effect from the date of this letter, the definition of ‘Base Rate’ in clause 1.1 (Definitions) of the 2013 Facility Agreement will be deleted and replaced with the following:

“Base Rate for a period means the higher of zero and the following rate determined as of 10.30am (Sydney time) on the first day of that period and for a period equivalent (in the opinion of the Facility Agent, without the need for instructions) to the Interest Period:

(a)	the Screen Rate; or

(b)	if no Screen Rate is available for that period and:

(i)	the Interest Period is no longer than the minimum period for which a Screen Rate is available, the Interpolated Screen Rate for that period; or

(ii)	it is not possible to calculate an Interpolated Screen Rate for that period,

then the Base Rate will be the rate determined by the Facility Agent to be the arithmetic mean of the buying rates quoted to the Facility Agent by three Reference Banks at or about 10.30am (Sydney time) on the first day of that period provided that, and subject to clause 9, if a Reference Bank does not supply a quotation by the time specified, the applicable Base Rate shall be determined on the basis of the quotations of the remaining Reference Banks. The buying rates must be for bills of exchange accepted by leading Australian banks and which have a term closest to the period.

Rates will be expressed as a yield percent per annum to maturity, and if necessary will be rounded to the nearest fourth decimal place.”;

(d)	with effect from the date of this letter, the following definition will be added to clause 1.1 (Definitions) of the 2013 Facility Agreement in the correct alphabetical order:

“Interpolated Screen Rate means in relation to the Base Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period.’

(e)

with effect from the date of this letter, the words ‘Bank Bill Rate’ in Paragraphs (a) and (b) of the definition of ‘Market Disruption Event’ in clause 1.1 (Definitions) of the 2013 Facility Agreement will be deleted and replaced with the words ‘Base Rate’;

(f)

with effect from the date of this letter, the words ‘On receipt the Facility Agent shall pay it to the relevant account specified in the Funding Notice’ in each instance where they appear in paragraphs (a) and (b) of clause 4.1 (Commitment) of the 2013 Facility Agreement are deleted and replaced with the following:

“Unless otherwise agreed between FOXTEL and the Facility Agent (acting in its own capacity), on receipt the Facility Agent shall pay it to the following account:

Name: Foxtel Management—Main Account

Bank: CBA

BSB: 064000

Account: 10659223

or to such account with a bank in Sydney in the Borrower’s name as the Borrower may notify to the Facility Agent by not less than three Business Days’ notice. Any such notice must be signed by two Officers.”;

(g)	with effect from the date of this letter, paragraph (b) of clause 5.6 (Selection of Interest Periods) is deleted and replaced with the following:

“(b)	Each Interest Period must be 1, 2, 3,4, 5 or 6 months or any other period that the Facility Agent agrees with the Borrower.”; and

(h)

with effect from the date of this letter, paragraph (c) of clause 6.1 (Cancellation of Commitments available during the Availability Period) of the 2013 Facility Agreement is deleted and replaced with the following:

“(c)	The Commitment of a Financier is cancelled rateably in accordance with the proportion its Undrawn Commitment bears to the Total Undrawn Commitments cancelled.”

Consent Fee

In consideration of the Financiers agreement to the Amendments, the Initial Borrower will pay a consent fee equal to 0.05% of the aggregate of each consenting Financier’s Commitment. The consent fee will be payable on Financial Close (as defined in the 2014 Facility Agreement) to each consenting Financier rateably in accordance with their Commitment.

Miscellaneous

We would be grateful if you could please sign and return the enclosed copy of this letter on behalf of the Financiers to confirm that the Amendments have been approved by the Financiers.

We confirm that other than the Amendments, the terms of the 2013 Facility Agreement remain unchanged and in full force and effect and that nothing in this letter:

(a)	affects the validity or enforceability of the Finance Documents;

(b)	prejudices or adversely affects any right, power, authority, discretion or remedy arising under any Finance Document before the date of this letter; or

(c)	discharges, releases or otherwise affects any liability or obligation arising under any Finance Document before the date of this letter.

We confirm that each representation and warranty given under the Common Terms Deed Poll (other than the representation and warranty in clause 4.1(m) of the Common Terms Deed Poll) is true and correct in all material respects, and is not misleading in any material respect, as though they are made in respect of the facts and circumstances subsisting as at the date of this letter.

This letter may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

This letter is governed by the laws of New South Wales and is a Finance Document for the purposes of the 2013 Facility Agreement.

Yours sincerely

/s/ Peter Tonagh
On behalf of FOXTEL Management Pty Limited /s/ Peter Tonagh

We confirm that the Financiers have approved the Amendments on the terms of this letter

For and on behalf of Commonwealth Bank of Australia as Facility Agent for the Financiers under the 2013 Facility Agreement

(b)	prejudices or adversely affects any right, power, authority, discretion or remedy arising under any Finance Document before the date of this letter; or

(c)	discharges, releases or otherwise affects any liability or obligation arising under any Finance Document before the date of this letter.

We confirm that each representation and warranty given under the Common Terms Deed Poll (other than the representation and warranty in clause 4.1(m) of the Common Terms Deed Poll) is true and correct in all material respects, and is not misleading in any material respect, as though they are made in respect of the facts and circumstances subsisting as at the date of this letter.

This letter may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

This letter is governed by the laws of New South Wales and is a Finance Document for the purposes of the 2013 Facility Agreement.

Yours sincerely

On behalf of FOXTEL Management Pty Limited

We confirm that the Financiers have approved the Amendments on the terms of this letter

/s/ Brett Halls	BRETT HALLS

For and on behalf of Commonwealth Bank of Australia as Facility Agent for the Financiers under the 2013 Facility Agreement